STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

                                 By and between

                              LEARNER'S WORLD, INC.

                              A Florida Corporation

                                       and

                                 LIQUIDICS, INC.

                              A Nevada Corporation

                        Effective as of September 26, 2001

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                   STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

     THIS STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE, made and entered into this 26th day of September, 2001,by and among Learner's World, Inc., a Florida corporation (LWI) and Liquidics, Inc., a Nevada Corporation (Liquidics).

                                    Premises

     A. This Agreement provides for the acquisition of Advanced Fluid Systems, Inc. (AFS) whereby AFS shall become a wholly owned subsidiary of LWI and in connection therewith the issuance of twenty-seven million (27,000,000) common shares of LWI to Liquidics and the payment of $400,000 to LWI or its designee.

     B. Liquidics is the owner of one hundred (100%) percent of the issued and outstanding capital stock of AFS.

     C. Liquidics desires to sell to LWI and LWI desires to purchase from Liquidics all of the issued and outstanding capital stock of AFS upon the terms and conditions contained herein.

     D. The majority shareholders and boards of directors of LWI and Liquidics have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively. This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

     NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

                                    ARTICLE I

                  REPRESENTATIONS, COVENANTS AND WARRANTIES OF
                              LEARNER'S WORLD, INC.

     As an inducement to and to obtain the reliance of Liquidics, LWI represents and warrants as follows:

     Section 1.1 Organization. LWI is a corporation duly organized, validly existing, and in good standing under the laws of Florida. Included in the ATTACHED Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof.

     Section 1.2 Capitalization. The authorized capitalization of LWI consists of 75,000,000 Common Shares, $0.0001 par value per share, and 10,000,000 Preferred Shares, $0.0001 par value per share. As of the date hereof, LWI has 61,305 common shares issued and outstanding. LWI is presently a public company whose stock quotation is presently listed on the Over the Counter Bulletin Board under the symbol LRNW and, except for not filing a 14C Information Statement with the SEC regarding its reverse stock split and re-domiciling, it has filed all necessary reports, quarterly, annual and special with the SEC on a timely basis. Included in this filing are all required Forms 3, 4 and 5 and Schedule 13D.

     As of the Closing Date hereof, no shares of Preferred Stock will be issued or outstanding. All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person. LWI has no securities, warrants or options authorized or issued.

     Section 1.3 Subsidiaries. LWI presently has no subsidiaries, the subsidiaries having been sold pursuant to that certain Settlement Agreement and Release dated September 10, 2001 amongst LWI, Salvatore Casaccio, Antonio Casaccio and Agrippino Casaccio as Exhibit 1.12 attached hereto and made a part hereof.

     Section 1.4 Tax Matters: Books and Records.

     (a) The books and records, financial and others, of LWI are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

     (b) LWI has no liabilities with respect to the payment of any country, federal, state, county, or local taxes (including any deficiencies, interest or penalties).

     Section 1.5 Litigation and Proceedings. To the best of LWI 's knowledge and belief, there are no actions, suits, proceedings or investigations pending or threatened by or against LWI or affecting LWI or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of LWI. LWI does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

     Section 1.6 Material Contract Defaults. To the best of LWI 's knowledge and belief, it is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of LWI, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which LWI has not taken adequate steps to prevent such a default from occurring. Please note that LWI has entered into an agreement for the sale of all of its assets as set forth in that certain Settlement Agreement and Release dated September 10, 2001 amongst LWI, Salvatore Casaccio, Antonio Casaccio and Agrippino Casaccio, as Exhibit 1.12 attached hereto and made a part hereof.

     Section 1.7 Information. The information concerning LWI as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading.

     Section 1.8 Title and Related Matters. As of the closing date, LWI has transferred all of its assets pursuant to that certain Settlement Agreement and Release dated September 10, 2001 amongst LWI, Salvatore Casaccio, Antonio Casaccio and Agrippino Casaccio, Exhibit 1.12 attached hereto and made a part hereof, and has no assets.

     Section 1.9 Contracts On the closing date:

     (a) Except for (i) that certain agreement between LWI and Richard D. Surber dated September 4, 2001 entitled Agreement Regarding Compensation for Services, attached hereto and made a part hereof as
          Exhibit 1.9; and (ii) that certain Settlement Agreement and Release dated September 10, 2001 amongst LWI, Salvatore Casaccio, Antonio Casaccio and Agrippino Casaccio, there are no material contracts, agreements franchises, license agreements, or other commitments to which LWI is a party or by which it or any of its properties are bound.

     (b) LWI is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award that materially and adversely affects, or in the future may (as far as LWI can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of LWI.

     (c) Except for (i) that certain agreement between LWI an Richard D. Surber dated September 4, 2001 entitled Agreement Regarding Compensation for Services; and (ii) that certain Settlement Agreement and Release dated September 10, 2001 amongst LWI, Salvatore Casaccio, Antonio Casaccio and Agrippino Casaccio, LWI is not a party to any material oral or written: (I) contract for the employment of any officer or employee;
          (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties, of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) contract, agreement or other commitment involving payments by it for more than $10,000 in the aggregate.

     Section 1.10 Insurance. All of the insurable properties of LWI are insured for LWI 's benefit under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date.

     Section 1.11 Approval of Agreement The holders of a majority of the Common Voting Shares outstanding on the Closing Date have authorized the execution and delivery of the Agreement by LWI and have approved the transactions contemplated hereby.

     Section 1.12 Material Transactions or Affiliations. Except as set forth in
Section 1.9(a), as of the Closing Date, there will exist no material contract, agreement of arrangement between LWI and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of LWI and which is to be performed in whole or in part after the date hereof. LWI has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into material transactions with any such affiliated person.

     Section 1.13 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which LWI is a party or to which any of its properties or operations are subject.

     Section 1.14 Governmental Authorizations. To the best of LWI 's knowledge, it has all licenses, franchises, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by LWI of this Agreement and the consummation of the transactions contemplated hereby.

     Section 1.15 Compliance With Laws and Regulations. Except for not filing a 14C Information Statement with the SEC regarding its reverse stock split and re-domiciling, to the best of LWI's knowledge and belief, LWI has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of LWI or would not result in LWI's incurring any material liability.

     Section 1.16 Escrow Shares . For a period of forty five (45) days from the date of the execution of this contract there will be 15,000,000 shares of the issued common stock of LWI held in escrow, issued in the name of Salvatore Casaccio and 12,000,000 shares of the issued common stock of LWI held in escrow, issued in the name of Liquidics. At the end of the 45 day period, the stock held in escrow shall be either returned or released to certain parties in accordance with the terms of that certain Escrow Agreement between LWI, Liquidics and Anslow & Jaclin, LLP, as escrow agents ("Escrow Agreement"). If there is a default in the Escrow Agreement, then this transaction shall become null and void and the common stock of AFS held by LWI shall be distributed in accordance with the decision of Liquidics Board of Directors, in its sole discretion. Furthermore, the 12,000,000 shares issued to Liquidics shall be returned to LWI and distributed in accordance with the decision of LWI's Board of Directors, in its sole discretion. Finally, the 15,000,000 shares issued to Mr. Casaccio shall be released to him. During the entire period that Mr. Casaccio remains as majority shareholder of LWI, he will refrain from taking any action that will affect the assets, liabilities and/or the operations of LWI without written consent of the entire Board of Directors of LWI (such directors being the directors set forth in Section 4.6 of this Agreement) and LWI agrees that Mr. Casaccio's shares will not be diluted or subject to a reverse stock split that would cause Mr. Casaccio to hold less than a majority of the issued and outstanding shares of LWI. During the 45 day escrow period described in this section, the Board of Directors, as prescribed in Section 4.6 below, will not be changed from the persons named in
Section 4.6 unless at least 75% percent of LWI's issued and outstanding shares vote for such change.

                                   ARTICLE II
                    REPRESENTATIONS, COVENANTS AND WARRANTIES

                                OF LIQUIDICS, INC

     As an inducement to, and to obtain the reliance of LWI, Liquidics represents and warrants as follows:

     Section 2.1 Organization. Liquidics is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Attached Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Liquidics 's certificate of incorporation or bylaws. Liquidics has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

     Section 2.2 Title and Related Matters. Liquidics represents and warrants to LWI that is has good, absolute and marketable titles to one hundred percent (100%) of AFS 's restricted stock free and clear of all liens, claims and encumbrances. Liquidics has the complete right, power, and authority to sell, transfer and assign the herein referenced stock of AFS pursuant to this Agreement. The delivery of Liquidics stock in AFS to LWI herein contemplated will vest in LWI good and absolute title to all of AFS 's stock owned by Liquidics.

     Section 2.3 Litigation and Proceedings. There are no actions, suits or proceedings pending or, to the best of Liquidics 's knowledge and belief, threatened by or against or affecting, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of Liquidics. Liquidics does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 2.4 Contracts. On the Closing Date:

          (a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which Liquidics is a party or by which it or any of its properties are bound;

          (b) Liquidics is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as Liquidics can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of Liquidics; and

          (c) Liquidics is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) contract, agreement, or other commitment involving payments by it for more than $10,000 in the aggregate.

     Section 2.5 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Liquidics is a party or to which any of its properties or operations are subject.

     Section 2.6 Material Contract Defaults. To the best of Liquidics 's knowledge and belief, it is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Liquidics, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Liquidics has not taken adequate steps to prevent such a default from occurring.

     Section 2.7 Governmental Authorizations. To the best of Liquidics 's knowledge, Liquidics has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Liquidics of the transactions contemplated hereby.

     Section 2.8 Compliance With Laws and Regulations. To the best of Liquidics' knowledge and belief, Liquidics has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Liquidics or would not result in Liquidics's incurring any material liability.

     Section 2.9 Approval of Agreement. The holders of a majority of the Common Voting Shares outstanding of Liquidics, consisting of 10,352,961 shares, have authorized the execution and delivery of the Agreement by Liquidics and have approved the transactions contemplated hereby.

     Section 2.10 Material Transactions or Affiliations. As of the Closing Date, there will exist no material contract, agreement or arrangement between Liquidics and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of Liquidics and which is to be performed in whole or in part after the date hereof. Liquidics has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

                                   ARTICLE III
                    REPRESENTATIONS, COVENANTS AND WARRANTIES

                                       OF

                          ADVANCED FLUID SYSTEMS, INC.

     As an inducement to, and to obtain the reliance of LWI, AFS represents and warrants as follows:

     Section 3.1 Organization. AFS is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Attached Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of AFS 's certificate of incorporation or bylaws. AFS has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

     Section 3.2 Capitalization. The authorized capitalization of AFS consists of 25,000,000 shares, $0 .0001 par value. As of the date hereof, there are 10,352,961 shares issued and outstanding of which none are unrestricted.

     As of the Closing date hereof, no shares of Preferred Stock will be authorized, issued and outstanding. All issued and outstanding common shares have been legally issued, fully paid, are nonassessable and not issued in violation of the preemptive rights of any other person. AFS has no other securities, warrants or options authorized or issued.

     Section 3.3 Subsidiaries. AFS has no subsidiaries.

     Section 3.4 Tax Matters; Books & Records

          (a) The books and records, financial and others, of AFS are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

          (b) AFS has no liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties).

     Section 3.5 Information. The information concerning AFS as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 3.6 Title and Related Matters. AFS has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal (collectively, the "Assets") free and clear of all liens, pledges, charges or encumbrances. Except as set forth in the ATTACHED Schedules, AFS owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with " AFS" 's business. Except as set forth in the attached Schedules, no third party has any right to, and AFS had not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of AFS or any material portion of its properties, assets or rights.

     Section 3.7 Litigation and Proceedings. There are no actions, suits or proceedings pending or, to the best of AFS's knowledge and belief, threatened by or against or affecting AFS at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of AFS. AFS does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 3.8 Contracts. On the Closing Date:

          (a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which AFS is a party or by which it or any of its properties are bound;

          (b) AFS is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as AFS can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of AFS; and

          (c) AFS is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) contract, agreement, or other commitment involving payments by it for more than $10,000 in the aggregate.

     Section 3.9 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which AFS is a party or to which any of its properties or operations are subject.

     Section 3.10 Material Contract Defaults. To the best of AFS 's knowledge and belief, it is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of AFS, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which AFS has not taken adequate steps to prevent such a default from occurring.

     Section 3.11 Governmental Authorizations. To the best of AFS 's knowledge, AFS has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by AFS of the transactions contemplated hereby.

     Section 3.12 Compliance With Laws and Regulations. To the best of AFS's knowledge and belief, AFS has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of AFS or would not result in AFS 's incurring any material liability.

     Section 3.13 Insurance. All of the insurable properties of AFS are insured for AFS's benefit under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date.

     Section 3.14 Approval of Agreement. Liquidics, the holder of all AFS' common voting shares outstanding, consisting of 10,352,961 shares, has authorized the execution and delivery of the Agreement by AFS and has approved the transactions contemplated hereby.

     Section 3.15 Material Transactions or Affiliations. As of the Closing Date, there will exist no material contract, agreement or arrangement between AFS and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by AFS to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of AFS and which is to be performed in whole or in part after the date hereof. AFS has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

                                   ARTICLE IV
                   EXCHANGE PROCEDURE AND OTHER CONSIDERATION

     Section 4.1 Share Exchange/Delivery of AFS Securities. On the Closing Date, the holders of 10,352,961 of AFS' common shares shall deliver to LWI (i) certificates or other documents evidencing all of the issued and outstanding AFS Common Shares, duly endorsed in blank or with executed power attached thereto in transferable form, so that AFS shall become a wholly owned subsidiary of LWI. Payment of $200,000 shall be made to LWI at closing. Provided LWI complies with the terms of this Agreement, such $200,000 payment shall be non- refundable. An additional payment of $200,000 shall be made to LWI within forty-five (45) days of the closing date.

     Section 4.2 Issuance of LWI Common Shares. In exchange for all of the Common Shares tendered pursuant to Section 4.1, LWI shall issue 27,000,000 shares of its common stock, to be held in accordance with the Escrow Agreement as follows: (a) 15,000,000 shares to Salvatore Casaccio to be held in accordance with the terms of the Escrow Agreement. Provided that Mr. Casaccio receives full payment of the $400,000 set forth in Section 4.1 hereof, Mr. Casaccio's shares of LWI shall be tendered back to LWI and distributed in accordance with LWI's Board of Directors, in its sole discretion; (b) 12,000,000 shares to Liquidics, such issuance to be determined by Liquidics Board of Directors, in its sole discretion.

     Section 4.3 Events Prior to Closing. Upon execution hereof or as soon thereafter as practical, management of LWI and Liquidics shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below.

     Section 4.4 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on or about September , 2001 ("Closing Date").

     Section 4.5 Termination.

          (a) This Agreement may be terminated by the board of directors or majority interest of Shareholders of either LWI or Liquidics, respectively, at any time prior to the Closing Date if:

               (i) there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement. Notwithstanding same, any lawsuit commenced by shareholders of Liquidics based on such shareholders dissenters rights under state law shall not be a basis for termination; or

               (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

In the event of termination pursuant to this paragraph (a) of this Section 4.5, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

          (b) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of LWI if Liquidics shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of AFS Contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Liquidics. If this Agreement is terminated pursuant to this paragraph (b) of this Section 4.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

          (c) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Liquidics if LWI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of LWI contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to LWI. If this Agreements is terminated pursuant to this paragraph (c) of this Section 4.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

     Section 4.6 Directors of LWI After Acquisition. Upon the Closing, the Board of Directors of LWI shall be the following: Perry Barker and Jenelle A. Ray, and Douglas Brooks and Harold Davis. Each director shall hold office until his successor shall have been duly elected and shall have qualified or until his earlier death, resignation or removal.

     Section 4.7 Officers of LWI. Upon the closing, the following persons shall be elected as officers of LWI in accordance with procedures set forth in the LWI bylaws:

NAME                                OFFICER

Perry E. Barker                     President
Jenelle A. Ray                      Vice President- Secretary-Treasurer
Douglas Brooks                      Vice President-Technical

                                    ARTICLE V
                                SPECIAL COVENANTS

     Section 5.1 Access to Properties and Records. Prior to closing, LWI and Liquidics will each afford to the officers and authorized representatives of the other full access to the properties, books and records of each other, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other, as the other shall from time to time reasonably request.

     Section 5.2 Availability of Rule 144. LWI and Liquidics shareholders holding "restricted securities, " as that term is defined in Rule 144 promulgated pursuant to the Securities Act will remain as "restricted securities". LWI is under no obligation to register such shares under the Securities Act, or otherwise. The stockholders of LWI and Liquidics holding restricted securities as of the date of this Agreement and their respective heirs, administrators, personal representatives, successors and assigns, are intended third party beneficiaries of the provisions set forth herein. The covenants set forth in this Section 5.2 shall survive the Closing and the consummation of the transactions herein contemplated.

     Section 5.3 Special Covenants and Representations Regarding the LWI Common Shares to be Issued in the Exchange. The consummation of this Agreement, including the issuance of the LWI Common Shares to the Shareholders of Liquidics as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, inter alia, upon the circumstances under which the Shareholders acquire such securities.

     Section 5.4 Third Party Consents. LWI and Liquidics agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

     Section 5.5 Actions Prior and Subsequent to Closing.

          (a) From and after the date of this Agreement until the Closing Date, except as permitted or contemplated by this Agreement, LWI and AFS will each use its best efforts to:

               (i) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

               (ii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

               (iii) perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business;

          (b) From and after the date of this Agreement until the Closing Date, LWI will not, without the prior consent of Liquidics:

               (i) except as otherwise specifically set forth herein, make any change in its articles of incorporation or bylaws;

               (ii) declare or pay any dividend on its outstanding Common
                    Shares, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;

               (iii) enter into or amend any employment, severance or agreements or arrangements with any directors or officers;

               (v) grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any Common Shares; or

               (vi) purchase or redeem any Common Shares.

     Section 5.6 Indemnification.

     (a) The Officers and Directors of LWI, individually, hereby agree to indemnify each of the officers, agents and directors of Liquidics and AFS as of the date of execution of this Agreement against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or rising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement, including, but not limited to, misrepresentations . The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

     (b) Liquidics And its officers and directors hereby agrees to indemnify LWI each of the officers, agents, directors and current shareholders of LWI as of the closing date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. Specifically, Liquidics indemnifies LWI for any liabilities incurred for the failure to timely reports pursuant to Section 14C of the Securities Act of 1933. The indemnification provided for in this Section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

                                   ARTICLE VI
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF LWI

     The obligations of LWI under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     Section 6.1 Accuracy of Representations. The representations and warranties made by LWI in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and LWI shall have performed or compiled with all covenants and conditions required by this Agreement to be performed or complied with by LWI prior to or at the Closing. Liquidics shall be furnished with a certificate, signed by a duly authorized officer of LWI and dated the Closing Date, to the foregoing effect.

     Section 6.2 Shareholder Approval. A majority of the outstanding Common Shares of LWI shall have approved this Agreement and the transactions contemplated herein.

     Section 6.3 Officer's Certificate. LWI shall be furnished with a certificate dated the Closing date and signed by a duly authorized officer of Liquidics to the effect that: (a) the representations and warranties of Liquidics set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; and (b) Liquidics had performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Effective Date.

     Section 6.4 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of LWI business except as set forth in Exhibit attached hereto with regard to the sale of its assets.

     Section 6.5 Other Items. Liquidics shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as Liquidics may reasonably request.

                                   ARTICLE VII
                CONDITIONS PRECEDENT TO OBLIGATIONS OF LIQUIDICS

     The obligations of Liquidics under this Agreement are subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:

     Section 7.1 Accuracy of Representations. The representations and warranties made by LWI in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Liquidics shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by LWI prior to or at the Closing. LWI shall have been furnished with a certificate, signed by a duly authorized executive officer of Liquidics and dated the Closing Date, to the foregoing effect.

     Section 7.2 Shareholder Approval. A majority of the outstanding Common Shares of Liquidics shall have approved this Agreement and the transactions contemplated herein.

     Section 7.3 Officer's Certificate. Liquidics shall be furnished with a certificate dated the Closing Date and signed by a duly authorized officer of LWI to the effect that: (a) the representations and warranties of LWI set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; (b) LWI has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Effective Date; (c) since such date and other than as previously disclosed to Liquidics, LWI has not entered into any material transaction other than transactions which are usual and in the ordinary course of its business except as set forth in Exhibit 1.12 attached hereto and made a part hereof with regard to the sale of its assets; and (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of LWI, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Schedules, by or against LWI which might result in any material adverse change in any of the assets, properties, business or operations of LWI.

     Section 7.4 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of AFS.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section 8.1 Brokers and Finders. Each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person not listed in
Schedule 7.1 for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

     Section 8.2 Law, Forum and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, United States of America.

     Section 8.3 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

         If to LWI :            Mr. Salvatore Casaccio
                                369 Avenue U
                                Brooklyn, New York 11223

         with a copy to:        Richard D. Surber, Esq.
                                200 South Los Roboles Avenue, Suite 230
                                Pasadena, California 91101

         If to Liquidics:       Anslow & Jaclin, LLP
                                4400 Route 9, 2nd Floor
                                Freehold, New Jersey 07728

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

     Section 8.4 Attorneys' Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

     Section 8.5 Confidentiality. Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

     Section 8.6 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

     Section 8.7 Third Party Beneficiaries. This contract is solely between LWI and Liquidics and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

     Section 8.8 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

     Section 8.9 Survival; Termination. The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 18 months.

     Section 8.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     Section 8.11 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     Section 8.12 Incorporation of Recitals. All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

     Section 8.13 Expenses. Each party herein shall bear all of their respective cost s and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

     Section 8.14 Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

     Section 8.15 Benefit. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

     Section 8.16 Public Announcements. Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto. Notwithstanding same, both parties agree that LWI will be issuing a press release regarding this transaction, which shall be prepared by the new officers of LWI listed in Section 4.7 hereof. Liquidics will file the necessary documents as required by the Securities Exchange Act of 1934, including, without limitation, the documents necessitated by the failure by LWI to file a 14C Information Statement with the SEC regarding its reverse stock split and re-domiciling.

     Section 8.17 Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

     Section 8.18 Failure of Conditions; Termination. In the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement without liability to any other party. The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

     Section 8.19 No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

     Section 8.20 Execution Knowing and Voluntary; Conflict of Interest. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

ATTEST:                                         LEARNERS WORLD, INC.

/s/ Sal Casaccio                                By: /s/ Sal Casaccio
-----------------------------------             -------------------------------




ATTEST:                                         LIQUIDICS, INC.


/s/ Jenelle Ray                                 By: /s/ Perry E. Barker
-----------------------------------             -------------------------------
                                                        President